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                                                                     EXHIBIT 8.1

                            MORRISON & FOERSTER LLP
                                ATTORNEYS AT LAW
                               425 MARKET STREET
                      SAN FRANCISCO, CALIFORNIA 94105-2482

                               December 22, 1998

The Clorox Company
1221 Broadway
Oakland, CA 94612

Ladies and Gentlemen:

    We have acted as counsel to the Clorox Company ("Clorox"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Pennant, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Clorox, with and into First Brands Corporation, a Delaware corporation ("First Brands"), pursuant to an Agreement and Plan of Merger dated as of October 18, 1998 (the "Merger Agreement") by and among Clorox, Merger Sub and First Brands. The Merger is described in the Registration Statement of Clorox on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the combined proxy statement of First Brands and the prospectus of Clorox (the "Proxy Statement/Prospectus").

    In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by Clorox, Merger Sub and First Brands in the Merger Agreement.

    Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the captions "SUMMARY--The Merger--Material Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences", to the extent that it pertains to matters of law or legal conclusions, is correct in all material respects. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the Federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

    This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    We hereby consent to the use of our name under the caption "THE MERGER--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,
                                          /s/ MORRISON & FOERSTER LLP